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                                                                   EXHIBIT 99.1



                          GOTO.COM ENTERS AUCTION ARENA
                   WITH AGREEMENT TO ACQUIRE AUCTIONROVER.COM

        3.47 Million Share Stock Deal to Extend GoTo.com's Functionality with Services for Auction Buyers And Sellers

PASADENA, California -- March 9, 2000 -- GoTo.com (NASDAQ: GOTO), the company that pioneered an online marketplace introducing consumers and advertisers, today announced that it entered into a definitive agreement to acquire AuctionRover.com, a one-stop resource for online auctions, for 3.47 million GoTo shares. The purchase will allow GoTo to carry listings of more than 50 other major auction sites such as eBay, Yahoo! Auctions and Amazon Auctions. AuctionRover was the first auction site licensed to search eBay and display eBay listings on its search results. The transaction is expected to close in April 2000.

AuctionRover.com is a leading site for auction resources on the Web. AuctionRover's proprietary technology gives buyers a simple tool to search for products and services being auctioned on the Internet. AuctionRover helps auction sellers address the problem of managing inventories, keeping track of multiple auctions, and completing transactions. This powerful set of tools assists sellers in posting, ad creation, and post sale management, enabling them to more efficiently reach consumers across the Web and across multiple auction sites. Further, AuctionRover is the only major auction site licensed to search eBay and display eBay listings on its search results.

AuctionRover.com Chief Executive Officer Scot Wingo said, "AuctionRover understands the online auction space, and we've created a leading auction resource site with powerful and widely used seller tools. The combination of AuctionRover's expertise with GoTo.com's unique capabilities and large base of consumers and merchants will create tremendous value for all the participants in online auctions."

The acquisition of AuctionRover.com represents a further expansion of the GoTo.com search offering to be supported by its unique business model. With the addition of shopping and auction search capabilities, GoTo is building the most comprehensive way for consumers to find the most relevant products and services across the Internet. GoTo's advertisers and merchants will be able to place search listings within GoTo's search results, place product shopping listings within GoTo shopping through Cadabra, and place products and services into the auction channel through AuctionRover.

"GoTo is dedicated to helping consumers find what they're looking for, and AuctionRover is a natural extension to our marketplace," said Ted Meisel, GoTo.com's Chief Executive Officer.

"For example, visitors who search on GoTo for 'CD Player' will get a well-organized listing of online stores selling CD players, and Web sites with information and reviews about different brands and models of CD players. GoTo Shopping gives consumers a way to search for a CD player by price as well as by attribute, such as 'disk capacity.' Now with AuctionRover, consumers will also get a list of auctions for CD players and accessories."

GoTo.com will be able to realize three powerful synergies through the acquisition of AuctionRover. First, once the acquisition is fully integrated, GoTo believes it will gain a new source of revenue, as they leverage their pay for placement model across an increased set of auction listings. Second, GoTo will be able to promote auctions and auction sales across both its 15 million unique visitors, and its database of over 21,000 existing advertisers. Lastly, auctions will provide two important benefits to GoTo's affiliate partners - a valuable new feature for the consumers visiting affiliate sites, and a new source of revenue for the affiliate.

About GoTo.com GoTo.com (NASDAQ: GOTO) operates an online marketplace that introduces consumers and advertisers. Consumers conduct searches using the GoTo.com search service at its Web site and through its affiliate partners, at thousands of locations across the Internet. Advertisers bid in an ongoing auction for priority placement in the search results with the highest bidder's site appearing first in the results. Each advertiser pays GoTo.com the amount of its bid whenever a consumer clicks on an advertiser's listing in the search results. This dynamic, together with GoTo.com's streamlined search method, improves a consumer's ability to quickly and easily find relevant Web sites providing products, services and information. GoTo.com is located in Pasadena and can be found online at http://www.goto.com.






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About AuctionRover.com Founded in July 1999, AuctionRover.com is the one-stop resource empowering the online auction community. This powerful new site allows buyers to search for items across auction sites at its Web site and through its growing community of affiliate partners. Sellers are able to host images and counters, manage inventory and schedule postings. AuctionRover.com provides innovative, relevant content keeping buyers and sellers informed and entertained. AuctionRover.com is headquartered in Research Triangle Park, N.C., with a West Coast office in San Francisco. The company has received funding from Draper Atlantic - the East Coast affiliate of Silicon Valley's Draper Fisher Jurvetson - and internet.com Venture Fund I LLC, the venture capital arm of internet.com Corporation (NASDAQ: INTM). For more information, visit AuctionRover.com at http://www.auctionrover.com.


Certain statements in this news release constitute "forward-looking statements." These forward-looking statements are inherently uncertain. Actual results may differ materially from these forward-looking statements due to risks such as: the risk that the transaction between GoTo.com and AuctionRover may not close, the risk that GoTo.com will not be able to integrate AuctionRover in an efficient and timely manner and the risk that GoTo.com will not realize value from the acquisition. For a discussion of some of the other risks and factors that could affect GoTo.com's future results, see the discussion of "Risk Factors" in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

CONTACTs:

Middleberg and Associates           Al Duncan
Rob Argento, 212/699-2567           GoTo.com
rob@middleberg.com                  626/685-5714
Richard Berman, 415/374-2207        al@goto.com
richard@middleberg.com